FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Act of 1934

Date of Report (Date of earliest event reported): September 13, 2013

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.

 (Exact Name of Issuer as specified in its charter)

Delaware	000-53012	90-0687379
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

709 S. Harbor City Blvd., Suite 250, Melbourne, FL 32901

(Address of principal executive offices including zip code)

(321) 725-0090

(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

Entry into Membership Interest Purchase Agreements

First Choice Healthcare Solutions, Inc. (the “Company”) announced today the purchase, through two separate agreements, of a 10% membership interest in MedTech Diagnostics LLC, a Florida distributor of leading edge multi-test medical diagnostic equipment. The purchase gives the Company an ownership interest in an early adopter technology. The MedTech medical device is aligned to the core service mix for the Company’s medical practice with what it believes to be an attractive Florida target market. It paid $168,750 with 375,000 shares of its restricted, common stock to 4J Consulting Corp for 3.75% interest in MedTech and $281,250 with 625,000 shares of its restricted common stock to Fuse Capital LLC for a 6.25% interest in MedTech.

Entry into License Agreement and Assignment of Patent

The Company also purchased the rights and license to a US patent with an orthopedic focus. U.S. Patent Number 7,789,842 is an adjustable arm sling with the ability to eliminate neck strain for patients needing to use a sling after surgery. The Company’s orthopedic surgeons are optimistic about the enhanced benefits patient will receive from the adjustable arm sling. The Company paid $286,500 with 636,666 shares of its restricted common stock to Donald Bittar, the patent holder and member of the Company’s Board of Directors.

ITEM 8.01	OTHER EVENTS

In an effort to increase the likelihood that MTI Capital would convert the debt that it may extend to the Company and therefore reduce the potential liabilities on its balance sheet, the Company modified the conversion rate to $.45 per share on its $2MM line of credit with MTI Capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.
Dated: September 13, 2013
	By:	/s/ Christian Romandetti
Christian Romandetti
Chief Executive Officer